UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: March 30, 2011

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2011, Nautilus, Inc. (the “Company”) and William B. McMahon, Senior Vice President, Consumer Business, entered into a severance and employment agreement (the “Agreement”). Previously, Mr. McMahon did not have an employment agreement with the Company. The Company has agreed to pay Mr. McMahon severance benefits in the event his employment is terminated under certain circumstances. If Mr. McMahon’s employment is terminated without cause (as defined in the Agreement), or if he terminates his employment for good reason (as defined in the Agreement), then in addition to his accrued wages through the date of termination, he will be entitled to severance pay equal to six months of his base salary, payable over the six-month period following the date of termination, as well as continued basic health benefits during such period. No severance benefits are payable if Mr. McMahon’s employment is terminated voluntarily or if the Company terminates his employment for cause (as defined in the Agreement).

In addition, the Company and Mr. McMahon have entered into the waiver and release of claims agreement attached as Exhibit A to the Agreement. Mr. McMahon also has agreed to protect the Company’s confidential information.

The foregoing is a summary of the material terms of the Agreement. As a summary, it does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Severance and Employment Agreement, dated as of March 30, 2011, by and among Nautilus, Inc. and William B. McMahon.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

March 31, 2011	By:	/s/ Kenneth L. Fish
(Date)		Kenneth L. Fish
Chief Financial Officer